A461693

State of California
SECRETARY OF STATE

CORPORATION DIVISION

I, BILL JONES, Secretary of State of the State of California, hereby certify:

That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this

May 31, 1995
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/s/ BILL JONES
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Bill Jones, Secretary of State


A461693
ENDORSED FILE
In the office of the Secretary of State
of the State of California

May 30, 1995

/s/ Bill Jones
------------------------------
BILL JONES, Secretary of State


CERTIFICATE OF AMENDMENT OF RESTATED ARTICLES OF
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INCORPORATION OF WESTAMERICA BANCORPORATION
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David L. Payne and Mary Anne Bell certify that:

1. They are the president and assistant corporate secretary, respectively, of WESTAMERICA BANCORPORATION, a California corporation (the "Corporation").

2. Paragraph 1. of Article III of the Restated Articles of Incorporation is hereby amended as follows:

1. Capitalization. This corporation is authorized to issue three classes of shares designated "Common
Stock", "Class B Common Stock" and "Preferred Stock", respectively. The number of shares of Common Stock authorized to be issued is 50,000,000, the number of shares of Class B Common Stock authorized to be issued is 1,000,000 and the number of shares of Preferred
Stock authorized to be issued is 1,000,000. The
Preferred Stock and Class B Common Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and Class B Common Stock and to determine the designation of any such series.
The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or Class B Common
Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

3. The amendment herein set forth has been duly approved by the unanimous written consent of the board of directors.

4. The amendment herein set forth has been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the Corporation Code. The total number of outstanding shares of Common Stock of the Corporation is 9,237,141. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required for the approval of the amendment herein set forth was more than 50%.

IN WITNESS WHEREOF, the undersigned have executed this certificate on May 26, 1995.

/s/ David L. Payne
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DAVID L. PAYNE, President


/s/ Mary Anne Bell
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MARY ANNE BELL, Assistant
   Corporate Secretary

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  May 26, 1995

/s/ David L. Payne
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DAVID L. PAYNE, President


/s/ Mary Anne Bell
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MARY ANNE BELL, Assistant
   Corporate Secretary